The Core Bond Portfolio of Merrill Lynch Bond Fund, Inc.

File No. 811-02857

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2003, the Core Bond Portfolio (“Core Bond”), a series of Merrill Lynch Bond Fund, Inc. (the “Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Global Bond Fund for Investment and Retirement (“Global Bond”), File No. 811-4684.

On September 30, 2002, at meetings of the Board of Directors of the Registrant and the Board of Trustees of Global Bond, the Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (1) the acquisition by Core Bond of substantially all of the assets and the assumption by Core Bond of substantially all of the liabilities of Global Bond, (2) the issuance by the Registrant of newly issued shares of Core Bond Common Stock to Global Bond with an aggregate net asset value equal to the aggregate value of the assets acquired by Core Bond, reduced by the amount of the liabilities assumed by Core Bond, and (3) the subsequent distribution of Corresponding Shares of Core Bond to the shareholders of Global Bond in an amount proportionate to their shares of beneficial interest, par value $.10 per share, of Global Bond, including shares of beneficial interest of Global Bond representing the Dividend Reinvestment Plan (DRIP) shares held in the book deposit accounts of the holders of shares of beneficial interest of Global Bond, in liquidation of Global Bond.

On October 22, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-100666 and 811-02857; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Global Bond.  Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on December 5, 2002, and the N-14 Registration Statement as so amended was declared effective by the Commission on December 5, 2002.

On March 14, 2003, the shareholders of Global Bond approved the Reorganization at a special meeting of shareholders held for that purpose.  On March 24, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Global Bond transferred securities and cash valued at $46,554,400.12 to the Registrant and received in exchange 637,916 Class A shares, 969,400 Class B shares, 70,168 Class C shares, and 2,375,982 Class D shares of Core Bond.  Such shares were then distributed to the shareholders of Global Bond on that date in proportion to each shareholder’s interest in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Global Bond with the Securities and Exchange Commission on April 3, 2003.